Exhibit 10.96

Newco Deal Incentive Award Agreement

This Newco Deal Incentive Award Agreement dated April 30, 2013 (the “Agreement”) by and among ING Groep, N.V. (“ING”), ING U.S., Inc. (“ING U.S.”) and Maliz Beams (“Recipient”) evidences and sets forth the terms of a deal incentive award to be granted or paid by ING or one of its designated affiliates to the Recipient on the terms and conditions set forth below. ING, ING U.S. and Recipient agree as follows:

1.	Award Value. Recipient will receive a special one-time deal incentive award with an aggregate value in the amount of $1,500,000 (the “Deal Incentive Award”).

2.	IPO. Subject to the terms and conditions of this Agreement, on the closing date of the first tranche of the registered initial public offering of a portion of the shares of common stock of ING U.S., Inc. (collectively, together with its successors, “ING US” or “Newco”) on a national market or national securities exchange after which there is an active trading market in such shares of common stock (the “IPO”), 100% of the amount of the Deal Incentive Award will be granted to Recipient in the form of shares of Newco restricted common stock.

The number of shares of Newco restricted common stock to be granted to Recipient will be determined on the date of IPO by dividing $1,500,000 by the Newco IPO price to the public (as specified on the cover of the final IPO-related prospectus).

Subject to the terms and conditions of this Agreement, fifty percent (50%) of the shares of Newco restricted common stock granted to Recipient upon the date of the IPO will fully vest at the end of the lock-up period to be specified in the underwriting agreement related to the IPO of Newco (the “IPO Lock-up Period”). Subject to the terms and conditions of this Agreement, the remaining 50% of the shares of Newco restricted common stock granted to Recipient on the date of IPO will fully vest at the earlier of (i) the end of the lock-up period (the “Secondary Lock-up Period”) to be specified in the underwriting agreement related to the second registered sale of Newco common stock to the public by ING (the “Secondary”), (ii) the end of the lock-up period to be specified in the underwriting agreement relating to the registered sale of substantially all of ING’s shares of Newco (other than any Newco shares that it may hold on behalf of third party customers), and (iii) the date of closing of any post-IPO merger or acquisition of Newco (the “Closing”), with vesting of the second 50% of Recipient’s restricted Newco common shares to occur, in the case of clause (iii) immediately prior to such Closing, but only if ING shall have disposed of substantially all of its shares in Newco by or at such Closing, other than any Newco shares that it may hold on behalf of third party customers.

3.

Termination. Except as otherwise provided below, if Recipient is not employed by ING US on the date of the IPO, then the Deal Incentive Award shall be forfeited and no amount of the Deal Incentive Award shall be granted or paid to Recipient. If Recipient is employed by ING US on the date of the IPO but is not employed by Newco on the date of the Secondary or, except as explicitly provided below, on the date of the Closing, as applicable, then the second 50% of the restricted common shares of Newco that were granted to Recipient upon the IPO shall not vest and shall be forfeited by Recipient upon termination of employment.

If, however, Recipient is involuntarily terminated other than for Cause by Newco after the date of the IPO, but prior to the end of the IPO Lock-up Period, 50% of the Newco shares granted to Recipient shall nonetheless vest upon termination of employment and the remaining 50% of the restricted Newco common shares shall not vest and shall be forfeited by Recipient upon termination of employment. Similarly, if Recipient is involuntarily terminated other than for Cause by Newco (a) after the date of the Secondary but prior to the end of the Secondary Lock-Up Period, in the event there is a Secondary, or (b) after the date of execution of the merger or acquisition agreement related to the Closing but prior to the date of the Closing, then in either (a) or (b), the remaining 50% of the Newco restricted common shares granted to Recipient shall vest upon termination of employment. Notwithstanding anything herein to the contrary, all vested Newco shares granted pursuant to this Agreement shall, in addition, be subject to the terms of the ING Required Holding Period defined below.

“Cause” shall mean (A) Recipient’s breach of this Agreement or Recipient’s material breach of any employment agreement that he or she has entered into with ING, Newco or any of their respective subsidiaries or affiliates, (B) aiding and abetting a competitor of ING, Newco or any of their respective subsidiaries or affiliates, (C) misappropriation (or attempted misappropriation) or embezzlement (or attempted embezzlement) of funds or property of ING, Newco or any of their respective subsidiaries or affiliates, or fraudulent misrepresentation or disclosure of confidential information or trade secrets of ING, Newco or any of their respective subsidiaries or affiliates, (D) gross negligence or willful misconduct in the discharge of his or her duties and responsibilities to ING, Newco or any of their respective subsidiaries or affiliates, (E) commission of any criminal act involving his or her duties and responsibilities for ING, Newco or any of their respective subsidiaries or affiliates, (F) continued willful and unjustified failure or refusal to perform his or her duties associated with his or her position after having been notified in writing by ING, Newco or any of their respective subsidiaries or affiliates of such failure or refusal and failing to correct the failure or refusal in the manner described in the written notification within 30 days, (G) failure to abide by the applicable material policies of ING, Newco or any of their respective subsidiaries or affiliates, including but not limited to, the ING Code of Conduct, the Code of Ethics and the Personal Trading Policy, or (H) a similar act or failure to act that causes demonstrable and serious injury to ING, Newco or any of their respective subsidiaries or affiliates, as determined by the ING or Newcos, as applicable, in its sole discretion.

4.	ING Required Holding Period. Notwithstanding anything contained or implied herein to the contrary (other than Section 5), Recipient understands and agrees that s/he may not engage in any form of hedging transaction related to Newco common stock or sell, pledge or otherwise dispose of any of the shares of Newco common stock granted to Recipient under this Agreement as a one-time Deal Incentive Award (with the exception, however, that Recipient may sell, subject to compliance with all applicable laws and regulations, such number of Newco shares as needed to cover taxes due upon vesting of the shares, subject to Newco’s right in its sole discretion, to repurchase such number of Newco shares to cover such taxes) before the earlier of the following dates: (i) such date that is 180 days after the date on which ING disposes of all of its shares of Newco, other than Newco shares that it may hold on behalf of third-party customers, (ii) the date, if any, on which ING announces its decision to retain its post – IPO ownership interest in Newco and (iii) December 31, 2015 (the “ING Required Holding Period”).

5.	Death or Disability after IPO. In the event of Recipient’s death or Disability (as defined below) following the IPO, 100% of Recipient’s Newco restricted common shares granted under this Agreement will vest immediately and, if applicable, be delivered to Recipient’s designated beneficiaries as soon as practicable following death; provided, however, that none of such vested shares may be sold (other than for the payment of taxes due upon vesting, subject to Newco’s right in its sole discretion, to repurchase such number of Newco shares to cover such taxes), during either the IPO Lock-up Period or the Secondary Lock-up Period. Further, upon Recipient’s death or Disability, the ING Required Holding Period shall cease to apply to any of Recipient’s Newco common shares granted under this Agreement. The term “Disability” shall have the same meaning as set forth in Newco’s long-term disability plan, as in effect from time to time.

6.	Trade Sale. In the event there is no IPO and ING US instead is divested by means of a trade sale of all or substantially all of ING US, then 50% of the Deal Incentive Award will vest and be paid to Recipient in cash upon the date of closing of such disposition (the “Trade Sale Closing”), provided that Recipient is employed by ING US on the date of such Trade Sale Closing, and the remaining 50% of the Deal Incentive Award will vest and be paid to Recipient in cash on the first anniversary of the Trade Sale Closing (the “First Anniversary”), provided that Recipient is employed by ING US or its successor or an affiliate of its successor on the date of the First Anniversary. If Recipient is terminated for reasons other than Cause by ING US or its successor or an affiliate of its successor during the period after the date of the Trade Sale Closing and prior to the First Anniversary, then the remaining 50% of the Deal Incentive Award will immediately vest and be paid to Recipient within 30 days of the date of Recipient’s involuntary termination for reasons other than Cause.

7.	Death or Disability after Trade Sale. In the event of Recipient’s death or Disability following the date of the Trade Sale Closing, 100% of any remaining Deal Incentive Award will vest and be paid to Recipient or to Recipient’s designated beneficiaries, as the case may be.

8.	Taxes. Any cash paid or stock granted and vested pursuant to this Agreement shall be properly and timely reported by Recipient’s employer for Federal, state, local and/or foreign income taxes and be subject to all applicable income tax and other withholdings. ING US or Newco or any affiliate, as the case may be, is authorized to withhold from any restricted stock grant awarded or any cash payment made any amounts of withholding, other taxes, or any other standard deductions from compensation payable in connection with any transaction involving such a grant or payment. In addition, ING US or Newco or any affiliate, as the case may be, is authorized to take any other action, including withholding from any payroll or other payment made to Recipient or repurchasing Newco restricted common stock from Recipient, as it may deem advisable to satisfy obligations for the payment of withholding taxes and any other obligations relating to any grant vesting or payment.

Notwithstanding anything contained in this Agreement to the contrary, each of the parties hereto agrees to cooperate in good faith so that all grants or payments made under this Agreement will conform and fully comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations promulgated thereunder.

9.	Recipient Covenants. As consideration for the Deal Incentive Award to be granted or paid pursuant to this Agreement, without prior written consent of ING or Newco:

(i) Recipient will keep confidential and will not disclose (except to the extent required by an order of a court having competent jurisdiction or under subpoena or its equivalent from an appropriate government agency) to any person (other than to Recipient’s spouse, attorney and financial advisor, provided each agrees to be bound by the confidentiality provisions contained in this paragraph (i)), the existence or terms of this Agreement;

(ii) Recipient will not (except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) disclose to any third person, whether during or subsequent to Recipient’s Employment (as defined below), any trade secrets, including but not limited to customer lists, product development and related information, marketing plans and related information, sales plans and related information, premium or other pricing information, operating policies and manuals, research, methodologies, contractual forms, business plans, financial records, or other financial, commercial, business or technical information related to ING, ING US, Newco or any subsidiary or affiliate thereof, unless such information has been previously disclosed to the public by ING, ING US, Newco or any subsidiary or affiliate thereof or has become public knowledge other than by a breach of this Agreement; provided, however, that this limitation shall not apply to any such disclosure made while Recipient is employed by ING US, Newco or any subsidiary or affiliate thereof if such disclosure occurred in connection with the performance of Recipient’s job as an employee of ING US, Newco or any subsidiary or affiliate thereof, and provided, further, that should any information subject to this covenant be deemed by a court of competent jurisdiction not to be a “trade secret”, this covenant shall have no effect with respect to such information after the third anniversary of Recipient’s termination of Employment;

(iii) Recipient will not, during and for a period of 12 months following Recipient’s termination of Employment, directly or indirectly induce or attempt to induce any employee or Insurance Agent (as defined below) of ING US, Newco or any subsidiary or affiliate, to be employed by or to perform services for any entity that competes with ING US, Newco or any subsidiary or affiliate;

(iv) Recipient will not, during and for a period of 12 months following Recipient’s termination of Employment, directly or indirectly, induce or attempt to induce any agent or agency, broker, broker-dealer, financial planner, registered principal or representative, supplier or service provider of ING US, Newco or any subsidiary or affiliate thereof to cease providing services to ING US, Newco or any subsidiary or affiliate thereof;

(v) Recipient will not, during and for a period of 12 months after Recipient’s termination of Employment, directly or indirectly, solicit or attempt to solicit the trade of any individual or entity which, at the time of such solicitation or attempted solicitation, is a customer of ING US, Newco or any subsidiary or affiliate thereof, or which ING US, Newco or any subsidiary or affiliate thereof is undertaking reasonable steps to procure as a customer at the time of or immediately preceding termination of Employment; provided, however, that this limitation shall only apply to any product or service which is in competition with a product or service of ING US, Newco or any subsidiary or affiliate thereof and to those customers or prospective customers with whom Recipient had contact during Recipient’s Employment; and

(vi) Following the termination of Recipient’s Employment, Recipient shall provide assistance to and shall cooperate with ING US, Newco or any subsidiary or affiliate thereof, upon its reasonable request and without additional compensation, with respect to matters within the scope of Recipient’s duties and responsibilities during Employment, provided that any reasonable out-of-pocket expenses Recipient incurs in connection with any assistance Recipient has been requested to provide under this provision for items including, but not limited to, transportation, meals, lodging and telephone, shall be reimbursed by ING US, Newco or any subsidiary or affiliate thereof, as applicable. ING and ING US agree and acknowledge that they shall, to the maximum extent possible under the then prevailing circumstances, coordinate, or cause Newco or a subsidiary or affiliate of ING US or Newco to coordinate, any such request with Recipient’s other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities.

The term “Insurance Agent” shall mean those insurance agents or agencies representing ING US, Newco or any subsidiary or affiliate thereof that are exclusive or career agents or agencies of ING US, Newco or any subsidiary or affiliate thereof, or any insurance agents or agencies which derive 50% or more of their business revenue from ING US, Newco or any subsidiary or affiliate thereof (calculated on an aggregate basis for the 12 month period prior to the date Recipient terminates Employment or such other similar period for which such information is more readily available).

If any provision of Section 9 is determined by a court of competent jurisdiction not to be enforceable in the manner set forth herein, the ING, ING US and Recipient agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties.

Recipient acknowledges that a material part of the inducement for ING, ING US and Recipient to provide the Deal Incentive Award evidenced by this Agreement is Recipient’s covenants set forth in this Section 9 and that the covenants and obligations of Recipient with respect to non-disclosure, non-solicitation and cooperation relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause ING, ING US and Newco irreparable injury for which adequate remedies are not available at law. Therefore, Recipient agrees that, if Recipient shall breach any of those covenants or obligations, any Deal Incentive Award granted or paid to the Recipient pursuant to this Agreement shall be rescinded and Recipient shall not be entitled to retain any income derived therefrom and ING, ING US and Newco, as applicable, shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Recipient from committing any violation of the covenants and obligations contained in Section 9. The remedies in the preceding sentence are cumulative and are in addition to any other rights and remedies that ING, ING US or Newco may have at law or in equity as a court or arbitrator shall reasonably determine.

For purposes of this Section 9, the term “Employment” shall refer to active employment with ING US, Newco or any subsidiary, affiliate or successor thereof, and shall not include severance periods and approved leaves of absence related to retirement bridging.

10.	Acknowledgements, Representations and Warranties of Recipient. Recipient acknowledges that the shares of Newco restricted common stock have not been registered under the Securities Act of 1933, as amended (the “Act”), or the securities laws of any state. While the parties intend for Newco to use its reasonable best efforts to file a registration statement under the Act covering the shares of Newco restricted stock at or around the time of an IPO, there can be no assurance that such registration statement will be filed or become effective. The shares of Newco restricted common stock may not be reoffered, resold or otherwise pledged, hypothecated or transferred except (x) pursuant to an effective registration statement under the Act and applicable state securities laws or (y) pursuant to another applicable exemption from the registration requirements of the Act (such as Rule 144 under the Act) or such state securities laws, and a restrictive legend may be placed on certificates for the shares of Newco restricted common stock reflecting the foregoing restrictions. Recipient understands that the IPO, Secondary or Closing may not occur, and that ING has sole discretion to determine whether a particular future transaction constitutes an IPO, Secondary, Closing or Trade Sale Closing for the purposes of this Agreement.

11.	Miscellaneous.

(a)	Nothing in the Agreement or in any award granted under this Agreement will confer upon any Recipient the right to continue as an employee of ING US, Newco or any subsidiary or affiliate thereof or affect the right of ING US, Newco or any subsidiary or affiliate thereof to terminate the Recipient’s employment at any time.

(b)	Any determination by any court of competent jurisdiction of the invalidity of any provision of this Agreement that is not essential to accomplishing the purposes of this Agreement will not affect the validity of any other provision of this Agreement, which will remain in full force and effect and which will be construed so as to be valid under applicable law.

(c)	The failure of any person at any time to require performance of any provision of this Agreement will in no manner affect the right of such person or any other person to enforce the same. No waiver by any person of any provision (or of a breach of any provision) of this Agreement, whether by conduct or otherwise, in any one or more instances will be (or will be deemed or construed) either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or of a breach of any other provision) of this Agreement.

(d)	This Agreement is governed by, and will be construed and enforced in accordance with, the laws of the State of New York.

(e)

This Agreement will constitute the entire agreement and understanding by and among ING, ING US and the Recipient with respect to the Deal Incentive Award awarded under this Agreement. This Agreement supersedes all prior agreements and understandings

(whether written or oral), between Recipient and ING and ING US, relating to the Deal Incentive Award, including, but not limited to, the offer and acceptance of employment by and between Maliz Beams and ING North America Insurance Corporation, dated May 27, 2011, offering her the position of Chief Executive Officer, ING Retirement.

(f)	In the event ING US, Newco or any subsidiary or affiliate thereof, in its sole discretion, determines that Recipient’s tax and/or withholding obligations will not be satisfied under the methods described in Paragraph 8 of this Agreement, Recipient hereby authorizes ING US, Newco or any subsidiary or affiliate thereof or its designated agent to repurchase or sell a number of shares of Newco restricted common stock that are issued to Recipient under this Agreement which ING US, Newco or any subsidiary or affiliate thereof determines as having at least the market value sufficient to meet the tax and/or withholding obligations plus additional shares to account for rounding and market fluctuations. Such amount shall be paid over to ING US, Newco or any subsidiary or affiliate thereof, as applicable, as soon as administratively practicable.

(g)	In the event that at the time distribution of shares of Newco restricted common stock is required to be made, Newco or the Recipient is subject to trading prohibitions either imposed by applicable securities laws, a trading policy established by Newco, or otherwise (referred to as a “Blackout Period”), then distribution shall be made as soon as practicable after the Blackout Period ends. Notwithstanding the foregoing, since the Recipient may elect to sell sufficient shares of Newco restricted common stock to cover any taxes due upon vesting, Newco may solicit the Recipient’s election prior to the imposition of a Blackout Period, with such election being irrevocable at the time received by Newco. Newco may then implement this election during the Blackout Period, unless prohibited by applicable securities law.

(h)	No rights under this Agreement may be transferred except by will or the laws of descent and distribution. The rights granted to the Recipient under this Agreement may be exercised during the lifetime of the Recipient only by the Recipient.

(i)	All amounts due under this Agreement will be paid through the Company’s regular payroll process and the amounts of all such payments will be excluded from earnings for all compensation and benefits purposes including, but not limited to, any bonus and incentive, pension, retirement and welfare plans and arrangements and vacation and other paid time off allowances.

(j)	In the event an IPO or Trade Sale Closing has not occurred on or before December 31, 2015, then this Agreement shall terminate without further action and shall have no further effect, without any further obligation owed by or to ING, Newco, ING U.S. or Recipient hereunder.

IN WITNESS WHEREOF, each of the parties hereto has signed this Agreement effective as of April 30, 2013.

ING Groep, N.V.	ING U.S., Inc.

/s/ Hein J.M. Knaapen	/s/ Howard Greene
Hein J.M. Knaapen Global Head of Human Resources ING Groep, N.V.	Howard Greene Head of Compensation, Benefits & HR Operations, ING U.S., Inc.

Recipient

/s/ Maliz Beams
Maliz Beams

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